SOLE DISTRIBUTION

AGREEMENT

This Agreement is between GRS MEDICAL (PROPRIETARY) LIMITED, of 17 Faraday Street, Village Main, Johannesburg, South Africa ("GRS") and THREE KAY ENTERPRISES INC. ("TKE"), 4820 Camlann Court, Richmond B.C., V7C 4SI, Canada ("The Distributor"), a division of AMS Homecare Inc.

1.	APPOINTMENT

	1.1	GRS hereby appoints the Distributor as Sole Distributor (Clause 2 - 6) for the product range ("The Products") and markets ("the Markets") detailed in Schedule 1 attached for the territory of NORTH AMERICA ("the Territory"), commencing on the 1 June 2002 ("the Commencement Date") and continuing for 5 years, subject to Clause 5.1.

2.	SOLE DISTRIBUTION (SCHEDULE 1) This entitles the Sole Distributor and GRS to certain additional rights not appropriate to a standard non exclusive distribution agreement.

	2.1	GRS agrees to refer to Distributor all enquiries received for delivery of the Products and Markets into the Territory.

	2.2	GRS agrees not to sell or assist any other person to sell inside the Territory (whether directly or indirectly) in the specified markets listed in Schedule 1.

	2.3	The Sole Distributor shall not establish or maintain a distribution office outside the territory for the purpose of selling the goods there, without prior consultation with GRS.

	2.4	The Sole Distributor agrees not to engage in selling, factoring or otherwise being concerned in the promotion or sale of goods competing with, or similar to, the Product range, unless agreed to by both parties, which decision shall NOT be unreasonably withheld.

	2.5	The Sole Distributor shall apply for and obtain all necessary licences, permits or other authorisations required by the local law in relation to the promotion, marketing and supply of the products.

	2.6	The Sole Distributor shall, if requested, at the start of each quarter provide GRS with its best estimate of the volume of orders likely to be placed with GRS for the ensuing six months, item by item, but such estimate shall not be binding on either party.

3.	DISTRIBUTION This entitles the Distributor and GRS certain rights:

3.1

SUPPLY OF PRODUCTS AGAINST ORDERS

GRS shall use its best endeavours to supply the Products according to Distributor's orders and to meet agreed lead times. Orders will be delivered to scheduled dates, or as soon as practical. Failure by GRS to deliver Products within a reasonable period after the agreed delivery date, shall be deemed to be a breach of the terms of this Agreement, unless previously agreed otherwise.

	3.2	The risk in the products during transit shall be the Distributor's until arrival at destination, all prices being quoted on an ex-works basis.

	3.3	GRS shall, at its expense, obtain for the Distributor any necessary certificates of origin necessary for importing Products into the relevant country of the Territory.

	3.4	The Distributor shall bear any customs duties and taxes that may be levied by reason of importation of the products to the Territory.

	3.5	GRS do not accept responsibility for the final disposal of product or its packaging.

4.	DISTRIBUTORS DUTIES The distributor shall:

	4.1	Use its best endeavours to promote and extend the sale of the Products throughout the Territory.

	4.2	Give proper consideration to the interests of GRS in all dealings and abide by any rules or instructions notified by GRS to the Distributor in relation to GRS's Products; and not sell or promote Products or into Markets not specified in Schedule 1.

	4.3	Not make any representations, or give any warranties, or other benefits in favour of the proposed purchaser, or to the detriment of GRS.

	4.4	In the event of any dispute arising between Distributor and any proposed purchaser in relation to the sale or offer for sale of the Products, forthwith inform GRS of the details and circumstances of dispute.

	4.5	Give adequate details of all enquiries and transactions relating to the products received or conducted by Distributor.

	4.6	Defray all expenses of and incidental to the distributorship hereunder incurred by Distributor including the expenses of advertising and participation in trade exhibitions. GRS will supply reasonable support information and materials.

	4.7	Observe any applicable laws in its Territory in regard to the packaging, labelling and storage of the products.

	4.8	Distributor recognises that trademarks and names used on, or relative to the Products, and will not market or sell Products under any other names without the prior written consent of GRS. GRS would consider private label manufacture for TKE subject to agreed volumes being realistic.

	4.9	Where it is necessary to refer to the Trademark, this will be made known.

	4.10	All Technical product information supplied by GRS, or requested by the Distributor, will be treated with the utmost confidentiality by both parties and will remain the property of GRS.

	4.11	Purchase from GRS a minimum of US$ 100,000 during the course of Year 1 of this agreement. Subsequent years to be mutually agreed upon, on a year by year basis.

5.	TERMINATION

	5.1	If the Distributor is not at any time providing adequate sales coverage, or is not achieving Sales levels, in accordance with the budget agreed between GRS and the Distributor, and without prejudice to any of its other rights under this agreement, GRS may, by three month's notice in writing, terminate this Agreement.

	5.2	Termination shall operate without prejudice to the rights and obligations of either party in relation to the other which have accrued prior to the Last Full Day, that is to say the day on which a notice of termination of the Agreement (under the "provisions for giving notice") expires.

	5.3	During the period of notice, whether given by Distributor or GRS, the Distributor shall be entitled to place orders for future delivery, whether the date be before or after the Last Full Day in respect of any orders and matters relevant thereto, which are still outstanding so that they may be completed as well as if the Agreement were still in full force and effect.

5.4	Should any of the following events occur, namely:

	5.4.1	Failure of either party to observe any of the terms hereof to a material and significant extent and to remedy the same (where it is capable of being remedied) within the period specified in a notice given by the aggrieved party to the party in default calling for remedy, being a period not less than 30 days;

	5.4.2	Distributor being for any cause prevented from performing its duties hereunder for a continuous period of three months;

	5.4.3	Either party becoming insolvent, or having a receiver appointed of assets, or execution or distress levied upon its assets;

	5.4.4	An order being made to a resolution being passed for winding-up or liquidation, of either party (except that where any such event is only for the purposes of amalgamation with another, or reconstruction and the resultant company emerging is, or agrees to be, bound by the terms hereof and is a company whose shares are owned by persons not in competition with the other party, except to an amount not exceeding five percent, this provision shall not apply);

	5.4.5	The share capital of one party has been acquired to an extent exceeding 26 percent by a competitor of the other party;

The party not so affected may terminate this Agreement by notice in writing to operate on the date specified in the notice. In any of these cases, the date specified may be a date earlier than the date of the notice, so as to defeat any title which a trustee in bankruptcy, or a receiver, or liquidator, or other such person, might otherwise acquire to the rights conferred hereby.

5.5	If at any time, GRS shall cease to carry on the business of manufacturing any of the Products, of which prior notice in writing will be given, this Agreement shall terminate in relation to those products.

5.6	Failure by either party to observe the terms of this Agreement arising from causes beyond its reasonable control, shall not be deemed a breach of this Agreement, which shall continue in force until the circumstances have ceased to prevent performance provided that the period of cessation does not exceed six months. Without limiting the generality of this provision, the following shall be deemed to be causes beyond the reasonable control of either party, namely: earthquake, lightning, storm, hurricane, fire, explosion, failure of public services, absence of transport facilities, labour dispute and the like.

	5.7	This agreement may be extended for further periods of 5 years subject to the following:

		5.7.1	The agreed purchase targets as referred to in paragraph 4.11 having been met, and

		5.7.2	A new purchase target, as envisaged in Clause 4.11 for the forthcoming periods being agreed upon.

6.	EFFECT OF TERMINATION

	6.1	(i)	GRS shall be entitled to purchase from the Distributor at invoice price, plus cost of transport, insurance and all other associated costs, all unsold Products then in the possession of Distributor which it desires so to purchase, notifying Distributor of its decision with 30 days of date of termination, based on Distributor's last statistical return.

		(ii)	Distributor may sell stocks for which it has accepted orders prior to the date of termination, or in respect of which GRS does not exercise its right of repurchase under Clause 6.1 (I) above and for those purposes and to that extent the provisions of this Agreement shall continue in full force and effect.

		(iii)	Except as provided above, the Distributor shall cease to support any advertising or promotional program.

		(iv)	In respect of any Products supplied by GRS, the invoice for which has not been paid, GRS may exercise the right of an unpaid seller and repossess such products against cancellation of such invoice. For the purpose of operating this clause fairly, GRS may apply all payments received in chronological order in relation to shipments despatched and may apply any remainder, which does not fully discharge an invoice, to such items on such invoice as it shall in its absolute discretion determine.

		(v)	Outstanding, unpaid invoices shall become payable immediately in place of the payment terms set forth, or which may have been agreed subsequently between the parties or established by course of conduct.

		(vi)	Distributor shall forthwith cease to use the trademarks in connection with the Products, or in connection with any other Goods, other than in respect of which GRS does not exercise its right of repurchase.

	6.2	The Distributor shall not be entitled to compensation for goodwill, which may have accrued, to the marketing of GRS's Products in the Territory, and GRS may make such other arrangements for marketing the Products as he may deem expedient, in order to preserve the goodwill marketing exercise.

7.	ANCILLARY PROVISIONS

	7.1	The relationship between the parties is that of seller and buyer, on a supply basis and shall not be deemed to be that of employer/employee, Principal/Agent, joint venture, partnership, or otherwise. Distributor is not authorised to act on behalf of the principal purporting to bind GRS.

	7.2	Neither party shall have the right to assign this Agreement, or the rights hereunder, except as part of the sale of its whole business as a going concern and to a person who is not a direct or serious competitor of the other, or except with consent of the other.

	7.3	The Distributor shall not be entitled to appoint any sub-distributor, except with the prior written consent of GRS, which consent shall not be unreasonably withheld.

	7.4	The Distributor and GRS hereby undertakes:

		7.41	Not at any time to divulge any information which it may become possessed or aware of, in relation to each others affairs in relation to this Agreement, or the operation thereof, which is of a confidential nature; except and to the extent as is necessary for the purposes contemplated by this agreement, or as required by law;

		7.42	Alter, remove or tamper with the trademarks, packaging or other means or identification GRS's Products;

		7.43	Recognise that the right to patent product developments, enhancements and new products belong to GRS.

	7.5	Any waiver or forbearance in regard to the performance of this Agreement shall operate only if in writing and shall apply only to the specified instance, and shall not affect the existence and continued applicability of the terms thereof thereafter.

	7.6	This Agreement embodies all the terms binding between the parties hereto and replaces all previous representations or proposals not embodied herein. Amendments hereto shall not come into operation until duly embodied in an amending agreement properly executed on behalf of both the parties hereto.

	7.7	All communications between the parties hereunder made in the course of operating this Agreement, or of terminating the same, or giving notice of breach, or alleged breach, which are sent or despatched as set out below, shall be deemed to have been given to the addressee at times stated provided that the communication is addressed to the last known address from which this Agreement is being operated by the other party and is properly franked or otherwise prepaid:

		7.7.1	By airmail - 10 days after despatch;

		7.7.2	By cable - four days after despatch;

		7.7.3	By telex, telecopier or other electronic means of written communication - 6 hours after despatch during business hours; otherwise, 4 hours after commencement of business thereafter.

		7.7.4	By courier, by receipted delivery, upon receipt.

	7.8	This agreement shall be governed by the laws of the Republic of South Africa, and both parties agree to the jurisdiction of the South African courts.

8.	PAYMENT

	8.1	The Distributor undertakes to effect all payments in respect of goods purchased from GRS in terms of this agreement, by means of an irrevocable confirmed letter of credit payable 60 days after the date of the Bill of Lading.

	8.2	Should any amounts owing to GRS by the Distributor to GRS remain unpaid for 15 days of notice being given by GRS to the Distributor requesting payment, GRS may cancel this agreement without giving any further notice.

IN WITNESS WHEREOF the authorised representatives of the parties have set their hands the day and year first before written.

Signed by:	/s/ Trevor Lauf

TREVOR LAUF for GRS MEDICAL (PTY) LIMITED

Position:	Managing Director	Date:	12th June, 2002

Signed by:	/s/ Manfred Kaplan

MANFRED KAPLAN for THREE KAY ENTERPRISES INC.

Position:	President	Date:	28th June 2002